EXHIBIT NO. 99

News Release

[LOGO ]

AK Steel

Contacts:    Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826

                    Investors - James L. Wainscott, Senior Vice President & CFO (513) 425-5392

Federal Judge Approves AK Steel as Lead Bidder in National Steel Acquisition

MIDDLETOWN, OH, February 6, 2003—AK Steel Corporation (NYSE: AKS) said today that Federal Judge John H. Squires approved a motion making AK Steel the lead bidder with its offer to acquire substantially all the assets of National Steel Corporation for $1.125 billion. Judge Squires made the ruling in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago. Attorneys for National Steel Corporation had filed the motion and supported AK Steel’s proposed Asset Purchase Agreement (APA), which AK Steel and National Steel signed January 30. The judge also approved procedures and threshold bid amounts others must follow in bidding and set a date of April 7, 2003 for the auction of the National assets.

Under terms of the APA, AK Steel has until March 17, 2003, to reach agreement with the United Steelworkers of America (USWA) on a new contract for the National employees represented by the union. If no agreement is reached by that date, either AK Steel or National Steel may terminate the APA.

AK Steel’s bid includes $200 million consisting of the assumption of certain liabilities with the remaining $925 million payable to National in cash, with $450 million of that amount for net working capital. AK Steel said it believes the acquisition would give the company the potential to realize cost-based synergies in excess of $250 million annually.

Under the purchase agreement AK Steel would acquire National’s integrated steel plants in Ecorse and River Rouge, Michigan, and Granite City, Illinois, as well as the Midwest finishing facility in Portage, Indiana. AK Steel will also acquire the assets of National Steel Pellet Company in Keewatin, Minnesota, the administrative offices in Mishawaka, Indiana, various subsidiaries, and National’s share of the Double G joint venture in Jackson, Mississippi.

AK Steel said its offer continues to be contingent upon regulatory approvals and contemplates negotiation of a new contract with the United Steelworkers of America (USWA), which represents most of National’s hourly employees. AK Steel said its bid does not include the assumption of pension and other post-retirement employee benefits, which consist primarily of retiree health care obligations.

“The acquisition of the National Steel assets would represent another step in AK Steel’s continuing plan of strategic growth in value-added products, such as tin mill and construction building products,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “Likewise, our plan represents the opportunity for National Steel employees to become part of AK Steel, which has led the industry in employee safety, customer quality, productivity and operating profit per ton for nearly a decade. Further, no other domestic steel company has invested more capital recently in the United States for steel making and steel finishing technology than AK Steel,” he said.

National Steel, headquartered in Mishawaka, Indiana, filed a voluntary petition under Chapter 11 of the Bankruptcy Code in March of 2002, but has continued to operate its facilities. National operates steel producing and finishing facilities in Indiana, Illinois and Michigan. More information is available on the company’s web site at www.nationalsteel.com.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company operates steel producing and finishing facilities in Ohio, Kentucky, Pennsylvania and Indiana. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

###